Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Investors Bancorp, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333‑205149) on Form S-8 of Investors Bancorp, Inc. of our reports dated February 29, 2016, with respect to the consolidated balance sheets of Investors Bancorp, Inc. and Subsidiaries (the Company) as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10‑K of the Company.

(signed) KPMG LLP
Short Hills, New Jersey                                                February 29, 2016